EXHIBIT 99

FOR IMMEDIATE RELEASE

Sunrise Coal agrees to purchase Vectren Fuels, a wholly-owned coal mining subsidiary of Vectren Corporation

DENVER, July 1, 2014 /PRNewswire/ -- Hallador Energy Company (NASDAQ:HNRG) announced today its wholly-owned subsidiary, Sunrise Coal, LLC has agreed to purchase Vectren Fuels, Inc. (a wholly-owned coal mining subsidiary of Vectren Corporation (NYSE:VVC)).

Vectren Fuels, headquartered in Evansville, Indiana, owns three underground coal mines in southwestern Indiana, including the Oaktown 1 and Oaktown 2 mines in Oaktown, Indiana, and the Prosperity Mine located in Petersburg, Indiana.

The two underground mines in Oaktown, Indiana are seven miles south of Sunrise's Carlisle underground mine. During the last twelve months, the Oaktown mines sold 5.1 million tons of coal, the Prosperity mine sold 1.8 million tons and Sunrise sold 3.2 million tons from the Carlisle mine. Current 2015 coal sales commitments stand at a total of 9.5 million tons.

The purchase price is $296 million plus additional working capital adjustments, not to exceed a total of $325 million. Sunrise is working with its group of banks headed by PNC Bank to secure the necessary financing. Closing is expected to occur around September 1, 2014.

"This acquisition enables Sunrise to mine our War Eagle reserve, which is adjacent to the Oaktown 2 mine, through the Oaktown 2 portal without spending the approximately $150 million in capital expenditures that would otherwise be necessary to develop War Eagle to its full capacity," said Brent Bilsland, Hallador's President and CEO. "Oaktown 1, Oaktown 2, Carlisle and War Eagle will become one large underground complex representing 230 million tons of identified reserves (with 161 million tons controlled reserves), with three portals, two wash plants and two rail facilities. We look forward to working with Vectren in an orderly transition."

Forward-Looking Statements: This press release contains "forward-looking statements" statements related to future, not past, events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit and weather-related factors; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

Hallador is headquartered in Denver, Colorado and through it's wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basis for the electric power generation industry. To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com or www.sunrisecoal.com.

Contact:  Becky Palumbo
                 303.839.5504 Ext. 316
                 rpalumbo@halladorenergy.com